Exhibit 99.1

Contact:	The Abernathy MacGregor Group, Inc.
Dan Hilley, dch@abmac.com
(213) 630-6550

FOR IMMEDIATE RELEASE

ORLEANS ANNOUNCES THE ENGAGEMENT OF PMCM, LLC, AN AFFILIATE
OF PHOENIX MANAGEMENT SERVICES, INC.

Bensalem, Pa., March 22, 2010 -- Orleans Homebuilders, Inc. (OHBIQ.PK) (“Orleans” or the “Company”) announced today that its Board of Directors approved the retention of PMCM, LLC, an affiliate of Phoenix Management Services, Inc. (“Phoenix Management”) on March 16, 2010, but retroactive to March 4, 2010, to act as the Company’s restructuring financial advisor as the Company seeks a restructuring plan that focuses on maximizing enterprise value for all constituents after filing for Chapter 11 Bankruptcy protection on March 1, 2010.  The retention of Phoenix Management is subject to Bankruptcy Court approval.

In connection with the retention of Phoenix Management, the Company’s Board also appointed Mr. Mitchell B. Arden, Managing Director and Shareholder of Phoenix Management, as the Company’s Chief Restructuring Officer pursuant to the terms of Company’s interim debtor-in-possession financing approved by the Bankruptcy Court and subject to Bankruptcy Court approval.  Mr. Arden will report to the Board of Directors.  Specifically, the Chief Restructuring Officer, and his additional temporary staff from Phoenix Management will provide certain services, including but not limited to: the implementation of the restructuring plan, including assisting in consummating the sale of the Company to maximize enterprise value; communications and negotiations with Orleans’ bank lenders and their advisors; communications and coordination with the U.S. Trustee, the unsecured creditors committee, as well as other parties of interest; overseeing the preparation, monitoring, modifying of the Company’s cash flow forecasts, as well as the disbursements of cash; and overseeing the preparation, monitoring and modification of all bankruptcy reporting.

Working collaboratively with Mr. Arden is Mr. Vince J. Colistra, also of Phoenix Management, who will, in conjunction with Orleans’ investment banking professionals, BMO Capital Markets Corp., its mergers and acquisitions consultant, Lieutenant Island Partners LLC, its existing senior management and other interested parties, explore a sale of all or substantially all of the Company’s assets subject to an auction process pursuant to the Bankruptcy Code.

About PMCM, LLC, an affiliate of Phoenix Management Services:

Phoenix Management Services is an operationally-focused advisory firm based in Chadds Ford, PA, which provides turnaround, crisis and interim management and capital advisory services to middle market companies in transition.  Since 1985, Phoenix Management has aggressively advocated on behalf of their clients in more than 950 assignments nationwide by providing tangible operating solutions, effecting real change and performance improvement.

Exhibit 99.1

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is or may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the ability of the Company to enter into new financing arrangements, including without limitation debtor-in-possession financing; the ability to consummate a sale of the Company’s assets; required bankruptcy court approvals; potential restructurings of the Company’s liabilities; any value that may be provided by the Company’s to its unsecured creditors or its equity holders; payments on its 8.52% Trust Preferred Securities and the Junior Subordinated Notes; potential strategic transactions, including refinancing, recapitalization and sale transactions involving the Company; payments to trade creditors, employees, or customers; anticipated and potential asset sales; anticipated liquidity; anticipated net new orders, conditions in or recovery of the housing market, and economic conditions; the Company’s long-term opportunities; the timing of future filings by the Company of its Annual and Quarterly Reports; continuing overall economic conditions and conditions in the housing and mortgage markets and industry outlook; anticipated or expected operating results, revenues, sales, net new orders, backlog, pace of sales, spec unit levels, and traffic; future or expected liquidity, financial resources, debt or equity financings; strategic transactions and alternatives including but not limited to the sale of the Company; the anticipated impact of bank reappraisals; future impairment charges; future tax valuation allowance and its value; anticipated or possible federal and state stimulus plans or other possible future government support for the housing and financial services industries; anticipated cash flow from operations; reductions in land expenditures; the Company’s ability to meet its internal financial objectives or projections, and debt covenants; the Company’s future liquidity, capital structure and finances; and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  These risks and uncertainties include the Company’s ability to enter into debtor-in-possession financing facility and to operate under terms of such financing; the Company’s ability to obtain court approval with respect to motions relating to the bankruptcy filings; the ability of the Company to develop, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; the ability of the Company to obtain and maintain normal terms with vendors and service providers and to maintain contracts critical to its operations; the ability of the Company to continue to attract buyers of its homes; the ability to continue normal business operations; the potential adverse impact of the Chapter 11 proceedings; the ability of the Company to attract, motivate and/or retain key executives and employees; access to liquidity; local, regional and national economic conditions; the effects of governmental regulation; the competitive environment in which the Company operates; fluctuations in interest rates; changes in home prices; the availability of capital; the ability to engage in a financing or strategic transaction; the availability and cost of labor and materials; our dependence on certain key employees; whether the Company will be able to provide any value to the Company’s unsecured creditors or its equity holders; weather conditions.  Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 filed with the SEC and subsequently filed Quarterly Reports on Form 10-Q, as well as the Current Reports on Form 8-K and press releases filed with the Securities and Exchange Commission on August 14, 2009, October 6, 2009, November 5, 2009, December 9, 2009, December 23, 2009, February 1, 2010, February 19, 2010, March 3, 2010 and March 11, 2010.